Exhibit 99.1

THE HOWARD HUGHES CORPORATION REPORTS

FIRST QUARTER 2013 RESULTS

First Quarter Highlights

•                  First quarter 2013 net income increased 22.9% to $11.8 million, excluding the $(33.0) million non-cash warrant loss and $(1.9) million non-cash loss relating to a reduction in the tax indemnity receivable, compared to the first quarter 2012 net income of $9.6 million, excluding the $(121.9) million non-cash warrant loss.

•                  Master Planned Community (“MPC”) land sales increased 26.3% to $44.7 million for the first quarter 2013 compared to $35.4 million for the first quarter 2012.

•                  The Summerlin MPC in Las Vegas is experiencing strong homebuilder demand for residential land.  Summerlin residential land sales increased 297.2% to $28.2 million for first quarter 2013 compared to $7.1 million for the first quarter 2012 and $31.0 million for all of 2012.

•                  Net operating income (“NOI”) for our income-producing Operating Assets decreased 2.0% to $14.6 million for the first quarter 2013, compared to $14.9 million in the first quarter 2012.  First quarter 2013 results include $(2.1) million negative impact from Superstorm Sandy on South Street Seaport’s NOI and a $(0.6) million negative impact from vacating Riverwalk Marketplace for redevelopment.   We expect that substantially all of the lost income caused by the storm will be covered by insurance.

•                  Received unanimous approval from the New York City Council regarding the Company’s Uniform Land Use Review Procedure (ULURP) for the redevelopment of South Street Seaport.  Construction on Pier 17 is expected to begin in October 2013.

•                  3 Waterway, a 232,000 square foot Class A office building to be completed in the second quarter of 2013 is 94% pre-leased, and One Hughes Landing, a 195,000 square foot Class A office building to be completed in the third quarter of 2013 is 35% pre-leased.  Both buildings are located in The Woodlands, TX.

•                  Secured a 63,640 square foot tenant for 70 Columbia Corporate Center, which will increase occupancy to 94.7% by third quarter 2013.

•                  Closed a $23.0 million non-recourse financing for the renovation of the 89,000 square foot Columbia Regional Building, anchored by Whole Foods Market, Inc., located in Downtown Columbia, MD.  The renovation began in April 2013.

•                  Closed a $95.0 million financing for the redevelopment of The Woodlands Resort and Conference Center. The loan refinanced a $36.1 million mortgage and will provide the majority of the capital for the $75.4 million redevelopment.

DALLAS, May 9, 2013 - The Howard Hughes Corporation (NYSE: HHC) or (the “Company”) today announced its results for the first quarter of 2013.

For the three months ended March 31, 2013, net loss attributable to common stockholders was $(23.1) million, or $(0.59) per diluted common share, compared with net loss attributable to common stockholders of $(112.3) million, or $(2.96) per diluted common share, for the three months ended March 31, 2012.  First quarter 2013 net loss attributable to common stockholders includes a $(33.0) million warrant loss and $(1.9) million non-cash loss relating to a reduction in the tax indemnity receivable. Excluding these non-cash charges, net income attributable to common stockholders was $11.8 million, or $0.28 per diluted common share.  Excluding the $(121.9) million warrant loss, net income attributable to common stockholders was $9.6 million, or $0.25 per diluted common share for the first quarter 2012.

David R. Weinreb, CEO of The Howard Hughes Corporation, stated, “I am particularly pleased that the Las Vegas housing market is showing such strong improvement.  The $28 million of residential land sales at our Summerlin master planned community for the first three months of 2013 almost beat the $31 million of residential land sales we completed at Summerlin in all of last year.  The strong recovery in this market coincides nicely with our planned construction of the Downtown Summerlin development later this year.  When complete, this phase of the project will create a dynamic urban core for the Summerlin community comprised of 1.6 million square feet of retail, office and entertainment.”

Business Segment Operating Results

For comparative purposes, Master Planned Communities (“MPC”) land sales and Operating Assets net operating income (“NOI”) are presented in our Supplemental Information.  For a reconciliation of Operating Assets NOI to Operating Assets real estate property earnings before taxes (“REP EBT”), Operating Assets REP EBT to GAAP-basis income (loss), and segment-basis MPC land sales revenue to GAAP-basis land sales revenue, please refer to the Supplemental Information contained in this earnings release. Non-recourse debt means that the debt is non-recourse to The Howard Hughes Corporation, not to the asset.

Master Planned Communities Summary

Land sales in our MPC segment, excluding deferred land sales and other revenues, increased $9.3 million, or 26.2%, to $44.7 million for the first quarter 2013 compared to the first quarter 2012. The increase in land sales is primarily due to a $21.1 million increase in land sales at Summerlin for the three months ended March 31, 2013 compared with the same period in 2012.  Summerlin’s residential land sales for all of 2012 were $31.0 million.  Summerlin homebuilder sales have also increased significantly, with 160 new home sales during the first quarter 2013, which represents a 35.6% increase over the 118 home sales in the first quarter 2012.  There were 1,023 home sales in the Las Vegas market through February 2013, a 94% increase over the first two months of 2012.  New home prices in the Las Vegas market are also up 21% from February 2012, according to Home Builders Research, Inc. Housing prices are reflecting the lack of inventory in both the resale and new home markets. We benefit from increases in new home prices because we earn higher price participation fees from the homebuilders and the value of our land inventory increases as well due to the fact that the onsite infrastructure costs are transferred to the homebuilders.

Land sales revenues at The Woodlands decreased by $8.1 million to $12.9 million in the first quarter 2013 compared to the first quarter 2012. The decrease is primarily due to the lot auction conducted in August 2012, which accelerated lot closings into the fourth quarter 2012 from the first quarter 2013.  The average price per acre for the three months ended March 31, 2013 was $481,000, which was $119,000, or 32.9% higher than the average price per acre of $362,000 for the same period in 2012. The significant increase in average price per acre is a direct result of the lot auctions in The Woodlands implemented in the third quarter 2012.

Bridgeland’s land sales revenues were $3.6 million with 52 lot sales for the three months ended March 31, 2013 compared to $5.3 million and 98 lot sales for the same period in 2012. The decrease in lot sales revenues in the first quarter of 2013 relates mainly to the availability of lot inventory. As of March 31, 2013, Bridgeland had 66 lots remaining in inventory. We are pursuing a permit from the U.S. Army Corps of Engineers to build on 806 acres of land for future development and until we receive the permit sales at Bridgeland will be negatively impacted. Once we obtain the permit, we believe we could quickly complete and deliver lots to meet market demand.

The Houston, TX economy remains strong. The expected influx in 2014 and 2015 of approximately 10,000 employees to ExxonMobil’s three million square foot corporate campus, which is under construction just south of The Woodlands, is driving demand for residential housing and commercial space at The Woodlands and Bridgeland. The latest phase of construction on the greater Houston area’s perimeter loop, the Grand Parkway, will bisect the Bridgeland community and will connect the ExxonMobil campus, the airport and the Energy Corridor, which we believe will serve as another catalyst for growth.

Operating Assets Summary

NOI from our combined retail, office, multi-family and resort and conference center properties was $14.6 million for the first quarter 2013, compared to NOI of $14.9 million for the first quarter 2012.  These properties are referred to as our “income-producing Operating Assets.” This includes our share of NOI of our non-consolidated ventures of $0.3 million for the three months ended March 31, 2013 and $1.2 million for the three months ended March 31, 2012.  The $0.3 million decrease in NOI in the first quarter 2013 compared to the first quarter 2012 is primarily attributable to the $(2.1) million negative impact caused by Superstorm Sandy at South Street Seaport and $(0.6) million negative variance at Riverwalk Marketplace because the property has been vacated for redevelopment.  These negative variances were partially offset by a $1.9 million combined increase in NOI at 4 Waterway Square and the Woodlands Resort and Conference Center, both located at The Woodlands, due to improved occupancy and operating results compared to 2012.

South Street Seaport had an NOI loss of $(1.7) million for the first quarter of 2013 compared to NOI of $0.5 million for first quarter 2012. Remediation efforts are ongoing, and the property is only partially operating.  We believe that our insurance will cover substantially all of the cost of repairing the property and will also compensate us for any income that has been lost as a result of the storm.  In the first quarter of 2013, the New York City Council unanimously approved the Company’s Uniform Land Use Review Procedure (ULURP) for the redevelopment of South Street Seaport. We agreed to extend the construction start date for Pier 17 from June 30, 2013 to October 1, 2013 so that the Pier tenants can operate through the busy summer season to recoup their losses from Superstorm Sandy.

Riverwalk Marketplace had an NOI loss of $(0.4) million for the first quarter 2013 compared to NOI of $0.2 million for first quarter 2012.  The decrease is primarily attributable to the redevelopment announced in 2012 and subsequent termination of tenant leases.  We expect to begin construction on the 250,000 square foot redevelopment of Riverwalk in the second quarter 2013.

In March 2013, we began a $24.6 million complete renovation of the 89,000 square foot Columbia Regional Building, which will be occupied by Whole Foods Market, Inc. and the Columbia Association. We believe this project will serve as a catalyst for future development in the Columbia Town Center area. We expect completion of the building to occur by the end of 2014. During the first quarter 2013 we closed on a $23.0 million construction loan to fund the renovation.  This loan bears interest at LIBOR plus 2.0% and has an initial maturity date of March 15, 2016 with two one-year extension options. The building had an NOI loss of approximately $1.0 million in 2012, but when stabilized is expected to generate $2.1 million of annual NOI. Development costs incurred through March 31, 2013 are approximately $2.6 million.

In February 2013, we signed a 63,640 square foot lease at 70 Columbia Corporate Center that will increase occupancy to approximately 94.7% and, when stabilized in 2015, increase annual NOI to approximately $2.9 million.

We closed a $95.0 million non-recourse loan which refinanced the existing $36.1 million mortgage on The Woodlands Resort and Conference Center and will fund the majority of the costs of the $75.4 million redevelopment of the property which began construction in April 2013.  The new loan bears interest at LIBOR plus 3.5%, has a three-year initial term and contains three one-year extension options. The redevelopment will replace 206 rooms originally built in the 1970s with 184 new guest rooms and suites, and will renovate 222 existing guest rooms and suites. The project also includes construction of a 1,000-foot lazy river amenity, a 120-seat prime steakhouse and restaurant and the renovation and expansion of the arrival areas and conference center space.  The entire facility will continue to operate during the redevelopment, and the rooms being replaced will not be taken out of service until the new rooms are completed.

Strategic Developments Summary

During the first quarter 2013 we began the renovation of the approximately 60,000 square foot IBM office building at Ward Centers in Hawaii. We consider this the next step in transforming Ward Centers into Ward Village, a vibrant urban master planned community. Through the $24.4 million redevelopment of the IBM Building, the majority of the space will continue to serve as an office building, while a portion will serve as the future information and sales center for Ward Village. Parts of the building will be dedicated to telling the story of the land, while others will showcase the vision for the project. The building renovation is planned for completion in the fall of 2013, and approximately $1.1 million in development costs have been incurred on this project as of March 31, 2013.

In April 2013, construction began on our 206-unit ONE Ala Moana condominium tower, which is being developed by a 50/50 joint venture.  We expect to close on $132.0 million first mortgage construction loan during the second quarter of 2013.  Upon closing the construction loan, we will sell our condominium rights to the joint venture at a $47.5 million valuation and expect to receive approximately $32.1 million of cash proceeds.  The remainder of the value of the project will be derived through our 50% equity interest in the joint venture.  We sold all 206 units of ONE Ala Moana in December 2012 for an average selling price of $1,170 per square foot.  The units have an average size of 1,362 square feet.  As of March 31, 2013, we have collected $33.3 million of non-refundable deposits and we are expecting our joint venture to collect an additional $32.9 million of buyer deposits to be received by July 1, 2013.

The Metropolitan in Downtown Columbia, also referred to as Columbia Parcel D, began construction during the first quarter of 2013. This project, developed by a 50/50 joint venture with a local development team, is the first development to proceed under the 2010 Downtown Columbia Plan and will feature 380 luxury apartments, 14,000 square feet of ground floor retail, 28,500 square feet of public promenade and 6,000 square feet of children’s play area. The total project budget is $95.7 million, including our contributed land value of $20.3 million, or $53,500 per unit, and the project is expected to be completed by the end of 2014. The joint venture obtained a $64.1 million construction loan commitment which it expects to close during the second quarter of 2013.  Upon closing of the construction loan, which will be non-recourse to us, the venture will “step-up” the value of our contributed land to $20.3 million and we expect to receive a $3.6 million cash distribution. Our total anticipated cash investment in this project is expected to be $5.9 million, excluding our land basis. Our share of the venture’s development costs as of March 31, 2013 is $2.6 million.

As of March 31, 2013, One Hughes Landing, a 195,000 square foot Class A office building being built in The Woodlands, is 35% pre-leased. Total budgeted construction cost is $47.1 million (exclusive of land value) and we have incurred $14.2 million of costs related to this project as of March 31, 2013. The project is financed with a $38.0 million non-recourse loan and it is expected to be complete by September 2013.

3 Waterway Square, a 232,000 square foot Class A office building also being built in The Woodlands, is on schedule for completion in the second quarter of 2013. Total budgeted cost for this project is $51.4 million (exclusive of land value) and we have incurred $31.2 million of costs as of March 31, 2013. This project is financed with a $43.3 million non-recourse loan. The space is approximately 94% pre-leased as of March 31, 2013 and we currently expect the property to reach stabilized annual NOI of $5.9 million in the third quarter of 2013.

About the Howard Hughes Corporation

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the United States. Our properties include master planned communities, commercial mixed-use, retail and office properties, development opportunities and other unique assets spanning 18 states from New York to Hawaii. The Howard Hughes Corporation is traded on the New York Stock Exchange under the ticker symbol “HHC” and is headquartered in Dallas, Texas. For more information, visit www.howardhughes.com.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “expect,” “enables,” “realize,” “plan,” “intend,” “transform” and other words of similar expression, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in The Howard Hughes Corporation’s filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports.  The Howard Hughes Corporation cautions you not to place undue reliance on the forward-looking statements contained in this release. The Howard Hughes Corporation does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release, except as required by law.

For more information, contact:

The Howard Hughes Corporation

Caryn Kboudi, 214-741-7744

caryn.kboudi@howardhughes.com

THE HOWARD HUGHES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2013	2012
	(In thousands, except per share amounts)
Revenues:
Master Planned Community land sales	$47,226	$36,089
Builder price participation	1,275	813
Minimum rents	18,926	18,898
Tenant recoveries	5,325	5,864
Condominium unit sales	—	134
Resort and conference center revenues	11,104	9,657
Other land revenues	2,802	3,568
Other rental and property revenues	3,433	4,742
Total revenues	90,091	79,765
Expenses:
Master Planned Community cost of sales	25,699	18,739
Master Planned Community operations	8,496	10,988
Other property operating costs	15,520	14,210
Rental property real estate taxes	3,757	3,839
Rental property maintenance costs	1,805	1,955
Condominium unit cost of sales	—	59
Resort and conference center operations	7,476	7,414
Provision for doubtful accounts	429	—
General and administrative	11,171	8,399
Depreciation and amortization	6,444	5,058
Total expenses	80,797	70,661

Operating income	9,294	9,104

Interest income	2,356	2,332
Interest expense	(143)	—
Warrant liability loss	(33,027)	(121,851)
Reduction in tax indemnity receivable	(1,904)	—
Equity in earnings from Real Estate Affiliates	2,733	2,677
Loss before taxes	(20,691)	(107,738)
Provision for income taxes	2,479	3,784
Net loss	(23,170)	(111,522)
Net income (loss) attributable to noncontrolling interests	46	(736)
Net loss attributable to common stockholders	$(23,124)	$(112,258)

Basic/diluted loss per share:	$(0.59)	$(2.96)

THE HOWARD HUGHES CORPORATION

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2013	2012
	(In thousands, except share amounts)
Assets:
Investment in real estate:
Master Planned Community assets	$1,561,668	$1,563,122
Land	252,593	252,593
Buildings and equipment	660,412	657,268
Less: accumulated depreciation	(117,972)	(112,491)
Developments	326,866	273,613
Net property and equipment	2,683,567	2,634,105
Investment in Real Estate Affiliates	33,646	32,179
Net investment in real estate	2,717,213	2,666,284
Cash and cash equivalents	200,536	229,197
Accounts receivable, net	16,640	13,905
Municipal Utility District receivables, net	102,166	89,720
Notes receivable, net	26,272	27,953
Tax indemnity receivable, including interest	319,617	319,622
Deferred expenses, net	9,731	12,891
Prepaid expenses and other assets, net	154,237	143,470
Total assets	$3,546,412	$3,503,042

Liabilities:
Mortgages, notes and loans payable	$696,761	$688,312
Deferred tax liabilities	77,925	77,147
Warrant liabilities	156,600	123,573
Uncertain tax position liability	134,568	132,492
Accounts payable and accrued expenses	187,842	170,521
Total liabilities	1,253,696	1,192,045

Commitments and Contingencies

Equity:
Preferred stock: $.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $.01 par value; 150,000,000 shares authorized, 39,498,912 shares issued and outstanding as of March 31, 2013 and December 31, 2012	395	395
Additional paid-in capital	2,825,174	2,824,031
Accumulated deficit	(532,737)	(509,613)
Accumulated other comprehensive loss	(9,567)	(9,575)
Total stockholders’ equity	2,283,265	2,305,238
Noncontrolling interests in consolidated ventures	9,451	5,759
Total equity	2,292,716	2,310,997
Total liabilities and equity	$3,546,412	$3,503,042

Supplemental Information

March 31, 2013

As our three segments, Master Planned Communities, Operating Assets and Strategic Developments, are managed separately, we use different operating measures to assess operating results and allocate resources among these three segments. The one common operating measure used to assess operating results for our business segments is real estate property earnings before taxes (“REP EBT”), which represents the operating revenues of the properties less property operating expenses. REP EBT, as it relates to our business, is defined as net income (loss) excluding general and administrative expenses, corporate interest income and depreciation expense, provision for income taxes, warrant liability gain (loss), and the reduction in tax indemnity receivable. We present REP EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, REP EBT should not be considered as an alternative to GAAP net income (loss) attributable to common stockholders or GAAP net income (loss).

Reconciliation of REP EBT to GAAP-net	Three Months Ended March 31,
income (loss)	2013	2012
	(In thousands)

REP EBT	$22,977	$20,429
General and administrative	(11,171)	(8,399)
Corporate interest income, net	2,710	2,223
Warrant liability loss	(33,027)	(121,851)
Provision for income taxes	(2,479)	(3,784)
Reduction in tax indemnity receivable	(1,904)	—
Corporate depreciation	(276)	(140)
Net loss	$(23,170)	$(111,522)

MPC Sales Summary

	Land Sales		Acres Sold		Number of Lots/Units		Price per acre		Price per lot
	Three Months ended March 31,
($ In thousands)	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012

Columbia
Residential
Townhomes	$—	$1,923	—	0.6	—	13	$—	$3,419	$—	$148
	—	1,923	—	0.6	—	13	—	3,419	—	148

Bridgeland
Residential
Single family - detached	3,589	5,345	12.0	19.9	52	98	299	269	69	55
	3,589	5,345	12.0	19.9	52	98	299	269	69	55

Summerlin
Residential
Single family - detached	6,099	1,208	8.4	1.8	63	14	726	671	97	86
Custom lots	1,007	790	1.2	0.7	2	2	839	1,068	504	395
Super pad sites	21,075	5,110	89.4	22.7	401	95	236	225	53	54
	28,181	7,108	99.0	25.2	466	111	285	282	60	64

The Woodlands
Residential
Single family - detached	12,231	21,035	25.2	58.0	112	202	485	362	109	104
Single family - attached	702	—	1.7	—	18	—	413	—	39	—
	12,933	21,035	26.9	58.0	130	202	481	362	99	104
Total acreage sales revenue	44,703	35,411	137.9	103.7	648	424
Deferred revenue	(1,604)	(743)
Special Improvement District revenue	4,127	1,421
Total segment land sale revenues	$47,226	$36,089

Operating Assets Net Operating Income

The Company believes that net operating income (“NOI”) is a useful supplemental measure of the performance of our Operating Assets because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in occupancy rates, rental rates, and operating costs. We define NOI as property specific revenues (rental income, tenant recoveries and other income) less expenses (real estate taxes, repairs and maintenance, marketing and other property expenses). NOI also excludes straight line rents, property specific net interest expense, depreciation, ground rent, other amortization expenses, and equity in earnings from Real Estate Affiliates.

We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on our operating results, gross margins and investment returns.

Although we believe that NOI provides useful information to the investors about the performance of our Operating Assets due to the exclusions noted above, NOI should only be used as an alternative measure of the financial performance of such assets and not as an alternative to GAAP operating income (loss) or net income (loss) available to common stockholders.

Operating Assets NOI and REP EBT

	Three Months Ended March 31,
	2013	2012
	(In thousands)

Retail
Ward Centers	$5,979	$5,564
South Street Seaport	(1,661)	458
Rio West Mall	346	400
Landmark Mall	143	275
Riverwalk Marketplace	(433)	164
Cottonwood Square	100	113
Park West	283	266
20/25 Waterway Avenue	314	439
Waterway Garage Retail	(13)	3
Total Retail	5,058	7,682
Office
110 N. Wacker	1,496	1,530
Columbia Office Properties	392	410
70 Columbia Corporate Center	52	—
4 Waterway Square	1,601	1,055
9303 New Trails	477	389
1400 Woodloch Forest	382	375
2201 Lake Woodlands Drive	42	—
Total Office	4,442	3,759

Millennium Waterway Apartments (a)	1,196	—
The Woodlands Resort and Conference Center	3,628	2,243
Total Retail, Office, Multi-family, Resort and Conference Center	14,324	13,684

The Club at Carlton Woods	(1,118)	(1,008)
The Woodlands Parking Garages	(164)	(255)
The Woodlands Ground Leases	103	99
Other Properties	(64)	327
Total Other	(1,243)	(837)
Total Operating Assets NOI- Consolidated	13,081	12,847

Straight-line lease amortization	(177)	210
Depreciation and amortization	(6,118)	(4,857)
Equity in earnings from Real Estate Affiliates	2,733	2,677
Interest expense, net	(6,759)	(3,301)
Write-off of lease intangibles and other	(2,113)	—
Total Operating Assets REP EBT (b)	$647	$7,576

	Three Months Ended March 31,
	2013	2012
	(In thousands)

Operating Assets NOI - Equity and Cost Method Investments
Millennium Waterway Apartments (a)	$—	$1,034
Woodlands Sarofim # 1	317	286
Stewart Title (title company)	399	133
Forest View/Timbermill Apartments (c)	—	494
Total NOI - equity investees	716	1,947

Adjustments to NOI (d)	(33)	(934)
Equity Method Investments REP EBT	683	1,013
Less: Joint Venture Partner’s Share of REP EBT	(453)	(712)
Distributions from Summerlin Hospital Investment	2,503	2,376
Segment equity in earnings from Real Estate Affiliates	$2,733	$2,677

Company’s Share of Equity Method Investments NOI
Millennium Waterway Apartments (a)	$—	$864
Woodlands Sarofim # 1	63	57
Stewart Title (title company)	200	67
Forest View/Timbermill Apartments (c)	—	247
Total NOI - equity investees	$263	$1,235

	Economic	March 31, 2013
	Ownership	Debt
		(In thousands)
Woodlands Sarofim #1	20.00%	6,763
Stewart Title(title company)	50.00%	—
Forest View/Timbermill Apartments (c)	50.00%	not applicable

(a)       On May 31, 2012, we acquired our partner’s interest in the 393-unit Millennium Waterway Apartments. NOI for periods prior to June 1, 2012 is included in Operating Assets NOI - Equity and Cost Method Investment.

(b)       For a detailed breakdown of our Operating Asset segment REP EBT, please refer to Note 14 - Segments in the Condensed Consolidated Financial Statements.

(c)        On April 19, 2012, the joint ventures owning the Forest View and Timbermill Apartments completed their sale to a third party. Our share of the distributable cash after repayment of debt and transaction expenses was $8.6 million.

(d)       Adjustments to NOI include straight-line and market lease amortization, depreciation and amortization and non-real estate taxes.